Exhibit 99.10

                            STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Option Agreement") made as of the 19th day of November, 1996, between ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corporation having its principal office in Salt Lake City, Utah, and ASPEN BANCSHARES, INC. (the "Company"), a Colorado corporation having its principal office in Aspen, Colorado

                         W I T N E S S E T H   T H A T :

     WHEREAS, the Company and Zions Bancorp have simultaneously herewith entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") pursuant to which the Company would merge with and into Zions Bancorp (the "Merger") on the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization;

     WHEREAS, Zions Bancorp has demanded as a condition to entering into the Agreement and Plan of Reorganization that the Company grant Zions Bancorp an option to purchase shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") on the terms set forth herein, and the Company has agreed to enter into this Option Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Agreement and Plan of Reorganization, the parties hereto agree as follows:

     1. Grant of Option. Subject to any adjustments pursuant to Section 5 hereof, the Company hereby grants to Zions Bancorp an irrevocable option (the "Option") to purchase up to an aggregate 739,825 authorized but unissued shares of Common Stock (the "Option Shares"), at a cash price of $18.875 per share (the "Purchase Price").

     2. Exercise of the Option; Term. Subject to Section 3 hereof, Zions Bancorp may sell, assign, transfer, or exercise the Option, in whole or in part, at any time or from time to time prior to the expiration of the Option (as set forth below), except that the Option may be assigned or transferred, in whole or in part, at any time, prior to the first occurrence of a Trigger Event (as defined in Section 3 hereof) only to a Subsidiary. Where the context requires, and unless otherwise specifically provided herein, the term "Zions Bancorp" shall include any such holder of the Option. The term "Subsidiary" for purposes of this Option Agreement shall mean a corporation 100 percent of the voting stock of which is directly or indirectly owned by Zions Bancorp.

     Subject to Section 3 hereof, Zions Bancorp may exercise the Option by written notice to the Company specifying the number


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of Option Shares to be purchased, the manner of payment for such Option Shares, and a place and date for the closing not later than sixty business days nor earlier than two business days after the date of such notice (the "Closing"). Notwithstanding the foregoing, to the extent the exercise of the Option would require the prior consent or approval of the Board of Governors of the Federal Reserve System (the "Board of Governors") or the Office of Thrift Supervision (the "OTS") or consents or approvals of or filing with any other governmental authority under applicable regulations, then staggered closings shall take place as follows: A Closing shall take place on the date specified in the notice of exercise with respect to that number of Option Shares the acquisition of which by Zions Bancorp is permissible under such regulations without such prior consent or approval, and a second Closing with respect to any such remaining Option Shares as to which the Option has been exercised shall take place two business days after notice from Zions Bancorp stating either (a) that receipt of all required consents and approvals on terms and conditions satisfactory to Zions Bancorp have been received, or (b) that any such governmental approvals are no longer required.

     Except for Section 9 hereof which shall terminate in accordance with the provisions set forth therein, the Option and this Option Agreement shall terminate upon the earliest of (a) the date twelve months after the first occurrence of a Trigger Event, as defined in Section 3 hereof, (b) the date upon which consummation of the Merger occurs, (c) the mutual agreement of the parties hereto, (d) the date ninety days after the date that written certification of the vote of the Company's shareholders is delivered to Zions Bancorp indicating that the Company's shareholders have not approved the Merger under the circumstances specified in Section 3(d) hereof, (e) the date of termination of the Agreement and Plan of Reorganization by the Company pursuant to Section 10.2(c) of the Agreement and Plan of Reorganization, and (f) termination of the Agreement and Plan of Reorganization pursuant to Section 10.2(a) of the Agreement and Plan of Reorganization. If, after the occurrence of a Trigger Event, the Option cannot be exercised by reason of any Suit (as defined in Section 6(c)) commenced prior to the expiration of the Option as provided above, the termination of this Option Agreement shall be extended until the earlier of
(a) the date five business days after such impediment to exercise shall have been removed, (b) termination of the Option and the Option Agreement by the Company pursuant to the last sentence of this Section 2, or (c) termination of the Option and the Option Agreement by Zions Bancorp pursuant to Section 13 hereof.

     If, at any time after the commencement of such a Suit, the Company in its sole judgment determines that its failure to terminate the Option under this
Section 2 would be adverse to the interests of the Company or its shareholders, the Company may terminate this Option Agreement and the Option by giving notice of


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such termination to Zions Bancorp and making a cash payment to Zions Bancorp in the amount of $2,500,000 payable by delivery of a bank check payable to the order of Zions Bancorp.

     3. Conditions to Exercise of Option. Except for any assignment or transfer of the Option in whole or in part to a Subsidiary as provided in Section 2 hereof, Zions Bancorp may sell, assign, transfer or exercise the Option, in whole or in part, only if any one or more of the following events (the "Trigger Events") shall have occurred:

          (a) The Board of Directors of the Company shall have (i) authorized the execution of an agreement with any person or group of persons other than Zions Bancorp or a Subsidiary ("Third Party") pursuant to which such Third Party will acquire, merge or consolidate with, or acquire all or substantially all of the assets of the Company (or engage in a substantially similar transaction),
(ii) supported an offer or proposal by any Third Party to acquire, merge or consolidate with the Company, or acquire all or substantially all of the assets of the Company (or to engage in a substantially similar transaction), or (iii) recommended to the shareholders of the Company that they not approve the Agreement and Plan of Reorganization; or

          (b) the termination of the Agreement and Plan of Reorganization by Zions Bancorp pursuant to Section 10.2(b) of the Agreement and Plan of Reorganization due to a willful breach by the Company; or

          (c) the receipt by a Third Party of all required approvals of all governmental authorities to acquire beneficial ownership of more than 25 percent of the Common Stock of the Company; or

          (d) upon the public announcement by any Third Party with financial ability of a bona fide proposal or intention to in any manner acquire control of the Company and, thereafter, if such proposal has not been withdrawn at least twenty days prior to the meeting of shareholders of the Company called to vote on the Agreement and Plan of Reorganization, the Company's shareholders fail to approve the Agreement and Plan of Reorganization by the vote required by applicable law at the meeting of shareholders called for such purpose.

     Notwithstanding the foregoing, the Option may only be exercised (a) with respect to that number of Option Shares the acquisition of which would be permissible without the consent or approval of the Board of Governors or the OTS or consent or approval of or filings with any other governmental authority, unless all applicable and required governmental approvals have been obtained with respect to such exercise or if such exercise would not violate any applicable regulatory restrictions, and (b) if, at


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the time of exercise Zions Bancorp is not in material violation or breach of or in default under any material provisions of the Agreement and Plan of Reorganization.

     The Company shall promptly give notice to Zions Bancorp of the occurrence of a Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Zions Bancorp to exercise the Option. As used in this Section 3, "person," "group of persons," and "beneficial ownership" shall have the meanings conferred thereon by Section 13(d) of the Securities Exchange Act and the regulations promulgated thereunder.

     4. Payment of Purchase Price and Delivery of Certificates. At each Closing,
(a) against delivery of the Option Shares to be purchased, Zions Bancorp shall pay to the Company the aggregate purchase price for the Option Shares being purchased at such Closing by delivery to the Company of a bank check payable to the order of the Company in such amount or, if mutually agreed, by wire transfer of funds in such amount to an account designated in writing by the Company, and
(b) the Company shall deliver to Zions Bancorp a certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, in the denominations and in the name designated by Zions Bancorp in its notice of exercise and which shall bear the following legend until such time as the legend is no longer required by applicable law:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TOWARD DISTRIBUTION OR RESALE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR OTHER APPLICABLE LAWS. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED NOVEMBER 19, 1996.

     5. Antidilution Adjustments. Upon any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, or the like or upon the issuance of any shares of Common Stock pursuant to the exercise of any options (other than the Option), warrants, convertible securities, and other rights to purchase Common Stock, the number and kind of shares subject to the Option and the Purchase Price


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shall be adjusted so that the number of shares of Common Stock to be issued upon the exercise of the Option shall equal the same proportion of the issued and outstanding Common Stock (assuming the Option Shares have been issued) as the original number of Option Shares bears to the outstanding shares of Common Stock as of the date hereof (assuming the Option Shares have been issued), and such additional shares shall be treated as "Option Shares." If, on or after the date hereof, the Company should declare or pay any cash or stock dividend (other than regular quarterly cash dividends not exceeding $0.05 per share) or other distribution or issue any rights with respect to the Common Stock, payable or distributable to shareholders of record on a date prior to the transfer to the name of Zions Bancorp or its nominee on the Company's stock transfer records of the Option Shares, and the Option is exercised, then (a) the exercise price per Option Share will be reduced by the amount of any such cash dividend or cash distribution, and (b) the whole of any such non-cash dividend, distribution, or right which would have been payable with respect to each Option Share purchased by Zions Bancorp if such shares were outstanding on the record date for such distribution will be promptly remitted and transferred by the Company to Zions Bancorp. Upon exercise of the Option, to the extent consistent with law, pending such remittance, Zions Bancorp will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, or right with respect to each Option Share purchased.

     6. Certain Agreements of the Company.

          (a) The Company shall not engage in any action or omit to take any action which could have the effect of preventing or disabling the Company from delivering the Option Shares to Zions Bancorp upon exercise of the Option or otherwise performing its obligations under this Option Agreement. The Company shall at all times continue to reserve for issuance all of the Option Shares and maintain sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities, and other rights to purchase Common Stock. The Option Shares to be issued upon due exercise, in whole or in part, of the Option, including all additional shares that may be issued pursuant to Section 6 hereof, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive rights.

          (b) Neither the execution and delivery of this Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach or violation of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration of the performance required by, or result in the creation of any lien or other


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encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions, or provisions of (A) their respective articles of incorporation and by-laws, (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which they or any of their properties or assets are subject, or (C) violate any writ, judgment, injunction, decree, ruling, order, statute, rule, policy, guideline, or regulation applicable to the Company or any of its subsidiaries, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations of liens or other encumbrances which, individually or in the aggregate, will not have a material adverse effect on the financial condition, properties, business, results of operations, or prospects of the Company and its subsidiaries, taken as a whole, or (ii) require any consent, approval, authorization, or permit of or from, or filing with or notification to, any court, or any regulatory or administrative agency, department, or commission of any federal, state, local or foreign government, except (A) the Board of Governors, with respect to the exercise of more than 5 percent of the Option Shares, or (B) the OTS, with respect to the exercise of more than 10 percent of the Option Shares, or (C) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole.

          (c) In the event any claim, action, suit, investigation, or other proceeding by any governmental body or other person is commenced which questions the validity or legality of this Option Agreement or any of the other transactions contemplated hereby or seeks damages in connection therewith (collectively, a "Suit"), the parties agree to cooperate and use all reasonable efforts to defend against such Suit and, if an injunction or other similar order is issued in any such Suit, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Option Agreement.

     7. Investment Intent.

          (a) In connection with the issuance to Zions Bancorp of the Option Shares upon exercise of the Option, Zions Bancorp hereby represents to the Company that the Option Shares are being acquired by Zions Bancorp for its own account and not for the account or beneficial interest of any other person and that the Option Shares are not being acquired with a view to or for resale in connection with any distribution within the meaning of any applicable securities laws that would be in violation of such securities laws. Zions Bancorp understands that the Option Shares


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have not been registered under applicable securities laws and as such, must be held indefinitely unless they are subsequently registered under the securities laws or an exemption from registration thereunder is available. Zions Bancorp is also aware that any sales which may be in reliance upon the securities laws may be made only in limited amounts after the required holding periods, and otherwise in accordance with the terms and conditions of the securities laws.

          (b) Zions Bancorp covenants and agrees that it will not transfer the Option unless such transfer is in compliance with applicable federal and state securities laws.

          (c) Zions Bancorp covenants and agrees that, following the third anniversary of a Trigger Event, it will not sell, transfer, or convey to any person or affiliate of such person (except an affiliate of Zions Bancorp or the Company) shares of Common Stock which (together with shares of Common Stock previously sold by Zions Bancorp to such person or affiliate) exceed 2 per cent of the issued and outstanding Common Stock, provided that this subparagraph (c) shall not apply if any person (other than Zions Bancorp or its affiliates) has outstanding a bona fide proposal or intention to acquire the Company in any manner, which proposal or intention has not been withdrawn.

     8. Specific Performance. The parties hereto agree that irreparable harm would occur if any of the provisions of this Option Agreement were not performed by the Company in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Option Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by Zions Bancorp in the event that this Option Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly agreed that Zions Bancorp shall be entitled to a preliminary and permanent injunction or injunctions to prevent breaches of this Option Agreement by the Company and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

     9. Registration of Shares.

          9.1 Registration Upon Request. At any time after the Option may be exercised or sold, but not more frequently than once every six months, Zions Bancorp may make a written request for registration, in which event the Company shall use its best efforts to prepare, file, and keep current a registration statement on a form of general use under the Securities Act of 1933, as amended (the "Securities Act"), in order to permit the sale or other disposition of the Option Shares, and shall use its best efforts to


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cause such registration statement to become effective and remain current for a period of ninety days; provided that Zions Bancorp shall have the right to effect only two such registrations; and provided further, that each such registration shall relate to not less than 100,000 shares of Common Stock (assuming for this purpose the exercise of any Option to be covered by such registration statement). Without the written consent of Zions Bancorp, neither the Company nor any other holder of securities of the Company may include any securities in such registration.

          9.2 "Piggyback Registration." On or after the occurrence of a Trigger Event, each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option or similar plan, or a registration statement on Form S-4 or comparable form), by it or any of its shareholders, the Company will give written notice of its determination to Zions Bancorp. Upon the written request of Zions Bancorp given within ten days after receipt of any such notice from the Company, the Company will, except as herein provided, cause all securities which Zions Bancorp shall request be included in the registration statement contemplated by this Section 9.2 to be included in such registration statement; provided that nothing herein shall prevent the Company from, at any time, abandoning or delaying any registration; provided further that if the Company determines not to proceed with a registration after the registration statement has been filed with the Securities and Exchange Commission (the "Commission") and the Company's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by the Company, the Company shall promptly complete the registration for the benefit of Zions Bancorp if Zions Bancorp agrees to bear all incremental expenses incurred by the Company as the result of such registration after the Company has decided not to proceed. Zions Bancorp shall be entitled to a maximum of three registrations pursuant to this Section 9.2. If any registration pursuant to this section shall be underwritten in whole or in part, the Company may require that any securities requested for inclusion pursuant to this section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If the securities requested for inclusion pursuant to this paragraph would constitute more than 25 percent of the total number of securities to be included in a proposed underwritten public offering (based, in the case of the Option, on the number of shares of Common Stock underlying such Option) and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such securities would interfere with the successful marketing of the securities offered by the Company, the number of securities otherwise to be included in the underwritten public offering may be reduced; provided that after any such


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required reduction in the securities to be included in such offering for the account of Zions Bancorp shall constitute at least 25 percent of the total number of securities to be included in such offering.

          9.3 Registration Procedures. If and whenever the Company is required by the provisions of Section 9.1 or 9.2 hereof to effect the registration of its securities under the Securities Act, the Company will:

               (a) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement current;

               (b) furnish to Zions Bancorp and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as Zions Bancorp or such underwriters may reasonably request in order to facilitate the public offering of such securities;

               (c) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as Zions Bancorp or such underwriters may reasonably request; provided that the Company shall not be required by virtue hereof to submit to the general jurisdiction of any state;

               (d) notify Zions Bancorp, after the Company shall receive notice thereof, of the time when such registration statement has become effective or supplement or amendment to any prospectus forming a part of such registration statement has been filed;

               (e) notify Zions Bancorp of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

               (f) prepare and file with the Commission, upon the request of Zions Bancorp, any amendment or supplement to such registration statement or prospectus which, in the opinion of counsel for Zions Bancorp and the Company, are required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the securities by Zions Bancorp;

               (g) prepare and file with the Commission such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act or other applicable law, any event shall have occurred as the result of


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which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

               (h) advise Zions Bancorp, after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

               (i) at the request of Zions Bancorp, furnish on the date or dates provided for in the underwriting agreement: (A) an opinion or opinions of the counsel representing the Company for the purposes of such registration, addressed to the underwriters and to Zions Bancorp, covering such matters as such underwriters and Zions Bancorp may reasonably request and are customarily covered by issuer's counsel at that time; and (B) a letter or letters from the independent certified public accountants of the Company, addressed to the underwriters and to Zions Bancorp, covering such matters as such underwriters or Zions Bancorp may reasonably request, in which letter(s) such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

            Each and every action required to be taken by the Company under Sections 9.1, 9.2, or 9.3 hereof shall be taken by the Company as promptly as practicable after the obligation to take any such action arises (except to the extent that a specific time period is provided herein).

          9.4 Fees and Expenses.

               (a) With respect to the registration requested pursuant to
Section 9.1 hereof, Zions Bancorp will bear 50 percent of the reasonable portion of the following fees, costs, and expenses, and the Company will bear the remainder of the following fees, costs, and expenses: all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for Zions Bancorp, underwriting discounts and commissions, and transfer taxes for Zions Bancorp and any other


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expenses incurred by Zions Bancorp not expressly included above shall be borne by Zions Bancorp.

               (b) With respect to the registration requested pursuant to
Section 9.2 hereof, the Company shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for Zions Bancorp, underwriting discounts and commissions, and transfer taxes for Zions Bancorp and any other expenses incurred by Zions Bancorp not expressly included above shall be borne by Zions Bancorp.

          9.5 Termination. The rights provided in this Section 9 shall expire upon the third anniversary following the date of the exercise of the Option.

     10. Further Assurances.

          (a) Upon each exercise of the Option, the Company and Zions Bancorp will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

          (b) The Company shall take all necessary action to obtain or to cooperate with Zions Bancorp in obtaining all necessary regulatory consents, approvals, waivers, or other action (whether regulatory, corporate, or other) to permit the acquisition of any or all Option Shares by Zions Bancorp.

     11. Expenses. Except as otherwise provided in Section 9 hereof, all costs and expenses incurred in connection with this Option Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     12. Parties In Interest. Except as otherwise expressly provided herein, this Option Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives, and assigns.

     13. Termination Fee. If (a) Zions Bancorp's right to exercise the Option is judicially determined to be unenforceable following the occurrence of a Trigger Event, or (b) if the Company shall materially breach its obligations set forth in Section 6(c), then upon notice to the Company from Zions Bancorp, the Company shall pay Zions Bancorp $2,500,000 in cash payable by delivery of a bank check payable to the order of Zions Bancorp, and this Option Agreement and Option shall terminate; provided that in no event


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shall the Company be obligated to make any such payment to a person other than
Zions Bancorp.

     14. Certain Repurchases.

          (a) Company Call. At any time following the date which is 540 days after the Option becomes exercisable pursuant to Section 2 (hereinafter the "Repurchase Period"), the Company shall have the right to repurchase from Zions Bancorp all or such portion (as shall be specified by the Company) of (i) the Option at the price set forth in subparagraph (1) below and/or (ii) the Option Shares purchased by Zions Bancorp pursuant to Section 2 at the price set forth in subparagraph (2) below:

               (1) The difference between (i) the Market/Tender Offer Price for shares of Company Common Stock as of the date the Company gives notice of its intent to exercise its rights under this Section 14(a) and (ii) the Purchase Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which the Company is exercising its rights under this Section 14(a)), but only if the Market/Tender Offer Price is greater than $19.50.

               (2) The Purchase Price paid by Zions Bancorp for the Option Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and the Purchase Price (but only if the Market/Tender Offer Price is greater than $19.50) multiplied by the number of Option Shares so purchased.

          (b) Payment and Redelivery of Option or Option Shares. If the Company exercises its rights under this Section 14, the Company shall, within ten business days after giving notice of such exercise, pay the required amount to Zions Bancorp in immediately available funds; at the same time, Zions Bancorp shall surrender to the Company the Option and/or the certificates evidencing the Option Shares purchased by Zions Bancorp pursuant thereto; and Zions Bancorp shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, damages, charges, and encumbrances of any kind or nature whatsoever.

          (c) Market/Tender Offer Price. As used in this Section 14, "Market/Tender Offer Price" shall mean the higher of (i) the price per share offered as of such date pursuant to any tender or exchange offer or other takeover proposal that was made prior to such date and not terminated or withdrawn as of such date or (ii) the mean (unrounded) of the high and the low reported sales prices or, if no such reported sales take place, the average of the closing bid and asked prices of a share of Company Common Stock in the over-the-counter markets as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Zions Bancorp and the Company shall mutually agree, as averaged for the ten consecutive trading days immediately preceding such date or (iii) $19.50.

          (d) Condition to Company Call. The right of the Company to repurchase as provided in section 14(a) hereof shall not apply if on the date 540 days after the Option becomes exercisable (1) the Company shall have outstanding (i) its Board's authorization of the execution of an agreement with a Third Party pursuant to which such Third Party will acquire, merge or consolidate with, or acquire all or substantially all of the assets of the Company (or engage in a substantially similar transaction), (ii) an offer or proposal by a Third Party supported by its Board to acquire, merge or consolidate with the Company, or acquire all or substantially all of the assets of the Company (or to engage in a substantially similar transaction), (iii) a recommendation by its Board to the Company's shareholders that they approve the agreement or proposal of a Third Party, or (2) a bona fide proposal or intention to acquire the Company in any manner is outstanding, which proposal or intention has not been withdrawn.

     15. Representations and Warranties of Zions Bancorp. Zions Bancorp represents to the Company that:

          (a) Zions Bancorp is a corporation duly organized, validly existing, and in good standing under the laws of Utah and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b) The execution and delivery of this Agreement by Zions Bancorp and the consummation by Zions Bancorp of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Zions Bancorp and no other corporate proceedings on the part of Zions Bancorp are necessary to authorize this Agreement or any of the transactions contemplated hereby.

          (c) This Agreement has been duly executed and delivered by Zions Bancorp and constitutes a valid and binding obligation of Zions Bancorp and is enforceable against Zions Bancorp in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, and other laws affecting the enforcement of creditors rights generally and by general equity principles and except as Section 9 may be limited by federal or state securities laws.

          (d) The execution and delivery of this Agreement by Zions Bancorp does not, and the performance of this Agreement by Zions Bancorp shall not (i) violate the certificate of incorporation or by-laws of Zions Bancorp, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time, or both, would become a default) under, give rise to any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Zions Bancorp pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Zions Bancorp is a party or by which Zions Bancorp or any of its property is bound or affected other than such breaches, defaults (or rights of termination, amendment, acceleration, or cancellation), liens or encumbrances which individually or in the aggregate do not or would not materially impair the performance by Zions Bancorp of its obligations hereunder, subject to the obtaining of applicable regulatory approvals and consents, if any.

          (e) The execution and delivery of this Agreement by Zions Bancorp does not, and the performance of this Agreement by Zions Bancorp shall not, require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority except for registration and qualification under applicable federal and state securities laws.

     16. Representations and Warranties to Survive Delivery. All representations and warranties contained in this Option Agreement, or contained in certificates of officers of the Company submitted pursuant to this Option Agreement, shall survive delivery of and payment for the Option Shares.

     17. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

     18. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-a-vis each other on the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than Zions Bancorp and the Company and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     19. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

     20. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp:

          Zions Bancorporation
          1380 Kennecott Building
          Salt Lake City, Utah  84133

          Attention:  Mr. Harris H. Simmons
                      President and Chief Executive Officer

With a required copy to:

          Brian D. Alprin, Esq.
          Metzger, Hollis, Gordon & Alprin
          1275 K Street, N.W., Suite 1000
          Washington, D. C.  20005

If to the Company:

          Aspen Bancshares, Inc.
          534 East Hyman Avenue
          Aspen, Colorado  81611

          Attention:  Mr. Charles B. Israel
                      President and Chief Executive Officer

With a required copies to:

          Herbert H. Davis, III, Esq.
          Rothgerber, Appel, Powers & Johnson
          Suite 3000, One Tabor Center
          1200 Seventeenth Street
          Denver, Colorado  80202-5839

          Tennyson W. Grebenar, Esq.
          Rothgerber, Appel, Powers & Johnson
          Suite 3000, One Tabor Center
          1200 Seventeenth Street
          Denver, Colorado  80202-5839

     All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

     21. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah, to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the state of Utah. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       ZIONS BANCORPORATION



Attest: /s/ George B. Hofmann          By: /s/ Harris H. Simmons
        -------------------------          ---------------------------------
                                                   Harris H. Simmons
                                                     President and
                                               Chief Executive Officer



                                       ASPEN BANCSHARES, INC.



Attest: /s/ Amy G. Beidleman           By: /s/ Charles B. Israel
        -------------------------          ---------------------------------
                                                  Charles B. Israel
                                                    President and
                                               Chief Executive Officer

----------------------
                      )
State of Nevada       )
                      )  ss.
County of Clark       )
                      )
----------------------

     On this eighteenth day of November, 1996, before me personally appeared Harris H. Simmons, to me known to be the President and Chief Executive Officer of Zions Bancorporation, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.



                                       /s/ Carol Ann Voorhees
                                       -----------------------------------
                                               Notary Public

----------------------
                      )
State of Colorado     )
                      )  ss.
County of Pitkin      )
                      )
----------------------

     On this nineteenth day of November, 1996, before me personally appeared Charles B. Israel, to me known to be the President and Chief Executive Officer of Aspen Bancshares, Inc., and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.




                                       /s/ Ronee J. Brackett
                                       -----------------------------------
                                               Notary Public